SECURITIES AND EXCHANGE COMMISSION

UNITED STATES

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     September 8, 2011

Body Central Corp.

 (Exact name of registrant as specified in its charter)

Delaware	001-34906	14-1972231
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6225 Powers Avenue Jacksonville, FL	32217
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code:    (904)- 737-0811

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02:             Compensatory Arrangements of Certain Officers.

During the summer of 2011, the Compensation Committee (the “Committee”) of the Board of Directors of Body Central Corp. (the “Company”) retained an independent compensation consultant, Pearl Meyer & Partners, to evaluate and update the Company’s peer group and to benchmark the compensation payable to the Company’s executive officers.

After completion of this compensation review, the Committee on September 8, 2011 approved increases to the base salaries (effective September 1, 2011), increases to target bonuses for short-term incentive awards and grants of long-term incentive awards for the Company’s President and CEO, B. Allen Weinstein, and the Company’s Executive Vice President and CMO, Beth R. Angelo.

The following table sets forth the annual base salaries and target bonuses for short-term incentives for Mr. Weinstein and Ms. Angelo:

Executive Officer	Title	Prior Annual Base Salary Rate	New Annual Base Salary Rate	Prior Target Bonus for Short-Term Incentives (as % of Base Salary)	New Target Bonus for Short-Term Incentives (as % of Base Salary)
B. Allen Weinstein	President & CEO	$430,000	$600,000	55%	100%
Beth R. Angelo	Exec. VP & CMO	$380,000	$450,000	50%	80%

For long-term incentives, the Committee established an annual equity grant protocol that resulted in an initial grant effective as of September 16, 2011 and based upon the Company’s closing stock price on such date.  The Committee’s initial long-term incentive awards will be roughly 2/3rd stock options and 1/3rd time-vested restricted stock.  The aggregate value of Mr. Weinstein’s initial long-term incentive award will be $600,000.  The aggregate value of Ms. Angelo’s initial long-term incentive award will be $500,000.  The stock options and restricted stock will vest over a four-year period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BODY CENTRAL CORP.
(registrant)

September 14, 2011	By:	/s/ Julia B. Davis
Julia B. Davis
Secretary and General Counsel